PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 44 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                                  March 8, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          $150,000,000

Maturity Date:             September 17, 2001

Interest Accrual Date:     March 15, 2000

Interest Payment Dates:    The seventeenth day of each month, commencing April
                           17, 2000

Initial Interest Rate:     To be determined on the second business day prior to
                           the Original Issue Date

Base Rate:                 Federal Funds Rate

Index Maturity:            One Day

Spread (Plus or Minus):    Plus 0.20% per annum

Index Currency:            N/A

Interest Payment Period:   Monthly

Specified Currency:        U.S. Dollars

Issue Price:               100%

Settlement Date
   (Original Issue Date):  March 15, 2000

Initial Interest Reset
   Date:                   March 16, 2000

Interest Reset Dates:      Each business day

Interest Reset Period:     Daily

Interest Determination     The second business  day prior to each interest
   Dates:                  reset date

Reporting Service:         Telerate (Page 5)

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co. Incorporated

Calculation Agent:         The Chase Manhattan Bank

Minimum Denomination:      $1,000

CUSIP:                     61745EPC9

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER